EXHIBIT 21


                          NIELSEN MEDIA RESEARCH, INC.

                               ACTIVE SUBSIDIARIES
                             As of January 31, 2000


                                                State or Other
                                               Jurisdiction of
Name                                            Incorporation       % Ownership
----                                           ---------------      -----------
CZT/ACN Trademarks, L.L.C. ................      Delaware                50%
Nielsen Media Research Ltd. ...............      Nova Scotia            100%
NMR Investing I, Inc. .....................      Delaware               100%
NMR Licensing Associates, L.P. ............      Delaware             78.53%
Athenian Leasing Corporation ..............      Delaware               100%
NetRatings, Inc. ..........................      Delaware                57%